Exhibit 99.1
For Immediate Release
CMP Susquehanna Radio Holdings Corp. and CMP Susquehanna Corp.
Announce Expiration of Previously Announced Exchange Offer
     Atlanta, Georgia — April 6, 2009 — CMP Susquehanna Radio Holdings Corp. (the “Company”) announced today that the exchange offer by the Company and CMP Susquehanna Corp. (“CMPSC”), a wholly owned subsidiary of the Company, for the outstanding 9 7/8% Senior Subordinated Notes due 2104 of CMPSC (the “Existing Notes”), which was commenced on March 9, 2009, expired at 12:00 midnight, New York City time, on Friday, April 3, 2009 (the “Expiration Time”).
     As previously announced, on March 26, 2009, CMPSC accepted for exchange all $175,464,000 aggregate principal amount of Existing Notes that were tendered for exchange prior to the early participation premium deadline of 5:00 p.m., New York City time, on March 24, 2009 (such date and time, the “Early Participation Deadline”). No additional Existing Notes were tendered for exchange after the Early Participation Deadline but prior to the Expiration Time.
     The Existing Notes accepted for exchange constituted 93.53% of the total principal amount of Existing Notes outstanding at the commencement of the exchange offer. As of April 6, 2009, $12.1 million of the Existing Notes remain outstanding.
     The Company and CMPSC offered to exchange all of the outstanding Existing Notes held by eligible holders in exchange for (1) up to $15 million aggregate principal amount of Variable Rate Senior Subordinated Secured Second Lien Notes due 2014 of CMPSC (the “New Notes”), (2) up to $35 million in shares of Series A preferred stock of the Company (the “New Preferred Stock”), and (3) warrants exercisable for shares of the Company’s common stock representing, in the aggregate, up to 40% of the outstanding common stock on a fully diluted basis (the “New Warrants” and, with the New Notes and New Preferred Stock, the “New Securities”).
     Holders of Existing Notes accepted for exchange received the total exchange amount set forth below for each $1,000 in principal amount of Existing Notes tendered and accepted for exchange:

Total Exchange Amount
Principal Exchange Amount	Early Participation Amount	(Includes Early Participation Amount)

$63.97 in New Notes	$15.99 in New Notes	$79.96 in New Notes

$149.26 in shares of New Preferred Stock	$37.31 in shares of New Preferred Stock	$186.57 in shares of New Preferred Stock

New Warrants exercisable for 17.06 shares of the Company’s common Stock	New Warrants exercisable for 4.26 shares of the Company’s common Stock	New Warrants exercisable for 21.32 shares of the Company’s common Stock
     The following aggregate amounts of New Securities were issued on March 26, 2009 in exchange for the Existing Notes accepted for exchange:

New Notes	New Preferred Stock	New Warrants

$14,031,000 aggregate principal amount	3,273,633 shares	3,740,893 shares of the Company’s common stock
     As previously announced, CMPSC also received the requisite consents from holders of at least a majority of the aggregate principal amount of Existing Notes to amendments to the indenture governing the Existing Notes (the “Indenture”) that eliminated substantially all of the restrictive covenants, certain events of default and other related provisions in the Indenture. Consequently, CMPSC, the guarantors named in the Indenture and the trustee under the Indenture executed a supplemental indenture relating to the Existing Notes that gave effect to those amendments (the “Supplemental Indenture”). Holders of Existing Notes that did not tender their Existing Notes in the exchange offer are bound by the Indenture as it has been supplemented by the Supplemental Indenture.

     Additional details regarding the exchange offer and consent solicitation are available in the Company’s Current Reports on Form 8-K filed March 9, 2009, March 26, 2009 and April 1, 2009 with the Securities and Exchange Commission.
     The New Securities have not been and are not expected to be registered under the Securities Act of 1933 or any state securities laws. Therefore, the New Securities may not be offered or sold in the United States absent registration or any applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. Further, the New Securities may only be offered or sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act or to persons in offshore transactions in reliance on Regulation S under the Securities Act.
     This press release shall not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities and is issued pursuant to Rule 135c under the Securities Act of 1933. The exchange offer is being made only pursuant to a confidential offering memorandum and consent solicitation statement and related letter of transmittal and consent and only to such persons and in such jurisdictions as is permitted under applicable law.
     CMP Susquehanna Radio Holdings Corp. is the third-largest privately owned radio broadcasting company in the United States and is believed to be the tenth largest radio broadcasting company overall in the United States based on 2008 revenues. The Company owns 32 radio stations, of which it operates 23 FM and 9 AM revenue generating stations in 9 metropolitan markets in the United States. The Company’s headquarters are in Atlanta, Georgia.
For additional information, contact: Marty Gausvik, Cumulus Media Inc. (404) 949-0700